Filed in the Office of the Secretary
of State of State of Minnesota
August 15, 2000


                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                      ENVIRONMENTAL PROTECTION CORPORATION


         We the undersigned, Donald Hill, President and Chief Executive Officer and Sandra Hill, Secretary of Environmental Protection Corporation, a
corporation duly organized and existing under and by virtue of the laws of Minnesota, do hereby certify that a Special Meeting of the Shareholders of said corporation duly held on August 12,2000, that the following Resolution was duly adopted by a majority of said shareholders.

         RESOLVED THAT Article I of the Articles of Incorporation be amended as follows:

                                    ARTICLE I

         The name of this Corporation shall be Senior Optician Service, Inc.

         These amended Articles of Incorporation have been approved pursuant to Chapter 302A of the Minnesota Statutes. The undersigned certify that they are duly authorized to execute these amended Articles of Incoporation and further certify that they understand that by signing these Amended Articles of Incorporation, they are subject to the penalties of perjury as set forth in
Section 609.48, as if they had signed these Articles under oath.

         Dated August 13, 2000

                                                        /s/ Donald Hill
                                                       --------------------
                                                            Donald Hill


                                                        /s/ Sandra Hill
                                                       --------------------
                                                            Sandra Hill